Exhibit 99.1
Investor Relations Contact:
Jim Pirak
(425) 256-8284
jim.pirak@symetra.com
Media Relations Contact:
Laurie Johnson
(425) 256-5049
laurie.johnson@symetra.com
SYMETRA FINANCIAL REPORTS FIRST QUARTER 2010 RESULTS
Strong Net Income Growth; 30% Increase in Adjusted Operating Income over
First Quarter 2009
BELLEVUE, Wash.—(April 28, 2010)—Symetra Financial Corp. (NYSE: SYA) today reported first quarter 2010 net income of $46.3 million, or $0.35 per diluted share. This compares with net income of $5.1 million, or $0.05 per diluted share, in first quarter 2009.
Adjusted operating income1 was $41.9 million, or $0.32 per diluted share, in first quarter 2010, compared with $32.2 million, or $0.29 per diluted share, in the same quarter a year ago.

Summary Financial Results	Three Months Ended
(In millions, except per share data)	March 31
	2010	2009

Net Income	$46.3	$5.1
Per Diluted Share of Common Stock	$ 0.35	$ 0.05

Adjusted Operating Income	$41.9	$32.2
Per Diluted Share of Common Stock	$ 0.32	$ 0.29

“Symetra delivered strong earnings growth in the first quarter, reflecting our underwriting discipline and focus on operating fundamentals,” said Randy Talbot, Symetra Financial president and chief executive officer. “Our balanced mix of businesses produced a 30% increase in adjusted operating income over first quarter 2009, despite the headwinds of a low interest rate environment.”
First Quarter Summary
•	Improved loss ratio in the Group segment.

•	Continued expansion of interest spreads on record-level fixed account values in the Retirement Services segment.

•	Constrained earnings growth from high daily average cash balances.

•	Pretax increase of $7.4 million in the Individual segment related to a credited rate reduction.

•	Significant improvement in net income and total revenues led by equity portfolio gains and reduced investment impairments.

Total revenues and operating revenues1 benefited from improved net investment income, which was driven by an increase in invested assets. Total revenues in the first quarter of 2010 were $453.2 million, compared with $378.8 million in first quarter 2009. Operating revenues were $446.5 million in the first quarter, compared with $420.4 million in the same quarter of 2009.
“Sales across all distribution channels were good,” said Talbot. “After a dip in fourth quarter 2009, total sales increased in first quarter 2010, supported by the primary capital raised in our initial public offering.”
BUSINESS SEGMENT RESULTS

Segment Pretax Adjusted Operating Income (Loss)	Three Months Ended
(In millions)	March 31
	2010	2009

Group	$15.7	$11.5

Retirement Services	17.3	9.0

Income Annuities	6.4	14.4

Individual	23.3	17.2

Other	(3.9)	(3.3)

Subtotal	$58.8	$48.8

Less: Income Taxes*	16.9	16.6

Adjusted Operating Income	$41.9	$32.2

* Represents the total provision for income taxes adjusted for the tax effect on net realized investment gains (losses) and on net realized and unrealized investment gains (losses) on fixed index annuity (FIA) options at the U.S. federal income tax rate of 35%.

Group
The Group segment, which consists primarily of medical stop-loss insurance, posted first quarter 2010 pretax adjusted operating income of $15.7 million, compared with $11.5 million in first quarter 2009. The increase in adjusted operating income stemmed from an improved loss ratio and lower commission-related expenses. The first quarter 2010 loss ratio was 68.9%, compared with 70.1% during the same quarter a year ago. A combination of fewer, less severe stop-loss claims and price increases on renewals contributed to the loss ratio improvement.
Sales for first quarter 2010 were $41.4 million, up from $36.8 million in first quarter 2009 as a result of focused work with select Group distributors and an improved pricing environment. Although rate increases on stop-loss policies led to higher lapses during the quarter, premiums remained relatively flat at $108.8 million, compared with $109.7 million in first quarter 2009.
During the first quarter of 2010, the Patient Protection and Affordable Care Act was signed into law. Based on the company’s review of the Act, Symetra believes there is continued growth potential in its flagship medical stop-loss product following implementation of the healthcare legislation.

Retirement Services
The Retirement Services segment, which includes fixed and variable deferred annuities and retirement plans, produced $17.3 million in pretax adjusted operating income in first quarter 2010, up from $9.0 million in first quarter 2009. The marked growth in operating income was due to higher interest spreads on increased account values. Significant sales of fixed deferred annuities led to record-level total account values of $8.8 billion at quarter-end — a 22% increase over $7.2 billion at the end of first quarter 2009.
Retirement Services sales were $377.5 million for the first quarter of 2010. This compares with sales of $911.1 million in first quarter 2009 when uncertain market conditions prompted many consumers to shift their assets to safer, fixed annuities, driving record-high sales. First quarter 2010 sales were generated largely by a broad group of financial institutions, including some recently added bank partners.
Income Annuities
The Income Annuities segment, which includes single premium immediate annuities (SPIAs) and structured settlements, reported pretax adjusted operating income of $6.4 million in first quarter 2010, compared with $14.4 million in the same quarter a year ago. Mortality losses in first quarter 2010 were $0.1 million, compared with higher-than-normal mortality gains of $4.3 million in first quarter 2009. A lower interest spread from reduced investment yields also contributed to the decline in adjusted operating income.
Sales for the quarter totaled $66.3 million, a 64% increase over sales of $40.4 million in first quarter 2009. Income annuity products continued to gain favor with consumers seeking a low-risk investment vehicle that provides income for life. Sales of structured settlement annuities also accounted for growth in this segment.
Individual
The Individual segment, which includes term and universal life insurance, and bank-owned life insurance (BOLI), had pretax adjusted operating income of $23.3 million for first quarter 2010, compared with $17.2 million in first quarter 2009. Because of continuing low investment yields, the credited interest rate on one of the company’s universal life products is being adjusted downward to the guaranteed minimum. This change resulted in a $7.4 million increase to adjusted operating income due to the release of interest reserves and decreased amortization of deferred acquisition costs. A decrease in BOLI margins resulting from lower investment returns partially offset the impact from the universal life crediting rate change.
Individual sales grew 10% to $5.5 million for first quarter 2010, compared with sales of $5.0 million in the same quarter of 2009. Key drivers of sales in the quarter were term life policies sold through independent agents and BOLI.
Other Segment
The Other segment, which includes unallocated corporate income and expenses, interest expense on debt and other income outside of Symetra’s four business segments, reported a pretax adjusted operating loss of $3.9 million in the first quarter of 2010, compared with a loss of $3.3 million in first quarter 2009.
Investment Portfolio
Symetra posted net realized investment gains of $6.8 million in first quarter 2010, compared with net losses of $43.0 million in first quarter 2009. Symetra’s equity portfolio produced net gains of $7.6 million in the quarter, rebounding from net losses of $15.3 million in first quarter

2009. As a result of the improving economic climate, impairment losses were $9.7 million in first quarter 2010, compared with impairment losses of $27.8 million in the same quarter of 2009.
Symetra had average daily cash balances of $368.3 million in first quarter 2010, higher than its historical average. Retirement Services sales and net primary proceeds from the company’s initial public offering (IPO) contributed to the increased cash balances.
IPO Proceeds
On Jan. 22, 2010, Symetra common stock began trading on the New York Stock Exchange under the ticker symbol “SYA.” Of the $282.5 million in net primary proceeds raised in the IPO, the company contributed $236.6 million to its subsidiaries to fund growth.
Stockholders’ Equity
Total stockholders’ equity, or book value, as of March 31, 2010 was $1,971.7 million, or $14.39 per share, up from $1,433.3 million, or $12.83 per share, as of Dec. 31, 2009. The substantial increase in total book value included the $282.5 million in net IPO proceeds as well as appreciation in the investment portfolio. Book value per share was affected by the issuance of new shares of Symetra common stock.
Adjusted book value per share, as converted,1 was $14.81 per share as of March 31, 2010, compared with $15.23 per share as of Dec. 31, 2009. The decrease in adjusted book value per share, as converted, stemmed from the issuance of new shares of Symetra common stock.
Symetra ended first quarter 2010 with an estimated risk-based capital (RBC) ratio of 484%, positioning the company well to pursue additional growth.
Additional Financial Information
This press release and the first quarter 2010 financial supplement are posted on the company’s website at http://investors.symetra.com. Investors are encouraged to review all of these materials.
Management to Review Results on Conference Call and Webcast
Symetra’s senior management team will discuss the company’s first quarter 2010 performance with investors and analysts on Thursday, April 29, 2010 at 10 a.m., Eastern Time (7 a.m., Pacific Time). To listen by phone, dial 866-730-5763. For international callers, dial 857-350-1587. The access code is 62327855. The conference call will be broadcast live on the Internet at http://investors.symetra.com and archived later in the day for replay. Those who wish to listen to the call by phone or via the Internet should dial in or go to Symetra’s website at least 15 minutes before the call to register and/or test the compatibility of their computer.
A replay of the call can be accessed by phone at approximately 1 p.m., Eastern Time (10 a.m., Pacific Time) on April 29, 2010 by dialing 888-286-8010. For international callers, dial 617-801-6888. The access code is 30922964. The phone replay will be available through May 5, 2010.
Use of Non-GAAP Measures
1 Symetra uses both U.S. generally accepted accounting principles (GAAP) and non-GAAP financial measures to track the performance of its operations and financial condition. Definitions of each non-GAAP measure are provided below, and reconciliations to the most directly comparable GAAP measures are included in the tables at the end of this press release. These measures are not substitutes for GAAP financial measures. For more information about these non-GAAP measures, please see the company’s 2009 Annual Report on Form 10-K.

This press release includes non-GAAP financial measures entitled “adjusted operating income,” “adjusted operating income per diluted share,” “operating revenues,” “adjusted book value,” “adjusted book value, as converted,” “adjusted book value per share, as converted” and “operating return on average equity.” The company defines adjusted operating income as net income, excluding after-tax net investment gains (losses) and including after-tax net investment gains (losses) on fixed index annuity (FIA) options. Adjusted operating income per diluted share is defined as adjusted operating income divided by diluted common shares outstanding. Operating revenues is defined as total revenues, excluding net realized investment gains (losses) and including net investment gains (losses) on FIA options. Adjusted book value is defined as stockholders’ equity, less accumulated other comprehensive income (loss), or AOCI. Adjusted book value, as converted, is defined as stockholders’ equity, less AOCI plus the assumed proceeds from the outstanding warrants. Adjusted book value per share, as converted, is calculated as adjusted book value, as converted, divided by the sum of outstanding common shares and shares subject to outstanding warrants. Operating return on average equity consists of adjusted operating income for the most recent four quarters, divided by average ending adjusted book value for the most recent five quarters.
Definition of Selected Operating Performance Measures
The company reports selected operating performance measures, which are commonly used in the insurance industry as measures of operating performance and financial condition. These measures are described here:
Loss ratio – Represents policyholder benefits and claims incurred divided by premiums earned.
Sales – For the Group segment, sales represent annualized first-year premiums for new policies. For the Retirement Services and Income Annuities segments, sales represent deposits for new policies. For the Individual segment, sales represent annualized first-year premiums, deposits for new policies, and 10% of new deposits for BOLI and other single-premium products.
About Symetra Financial
Symetra Financial Corporation (NYSE: SYA) is a diversified financial services company based in Bellevue, Wash. In business since 1957, Symetra provides employee benefits, annuities and life insurance through a national network of benefits consultants, financial institutions, and independent agents and advisors. For more information, visit www.symetra.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of current or historical facts included or referenced in this release that address activities, events or developments that we expect or anticipate will or may occur in the future, are forward-looking statements. The words “will,” “believe,” “intend,” “plan,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions also are intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to Symetra’s:
•	estimates or projections of revenues, net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share, market share or other financial forecasts;

•	trends in operations, financial performance and financial condition;

•	financial and operating targets or plans; and

•	business and growth strategy.

These statements are based on certain assumptions and analyses made by Symetra in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate under the circumstances. Whether actual results and developments will conform to Symetra’s expectations and predictions is subject to a number of risks, uncertainties and contingencies that could cause actual results to differ materially from expectations, including, among others:
•	general economic, market or business conditions, including further economic downturns or other adverse conditions in the global and domestic capital and credit markets;

•	the availability of capital and financing;

•	potential investment losses;

•	the effects of fluctuations in interest rates;

•	recorded reserves for future policy benefits and claims subsequently proving to be inadequate or inaccurate;

•	deviations from assumptions used in setting prices for insurance and annuity products;

•	market pricing and competitive trends related to insurance products and services;

•	changes in amortization of deferred policy acquisition costs;

•	financial strength or credit ratings downgrades;

•	the continued availability and cost of reinsurance coverage;

•	changes in laws or regulations, or their interpretation, including those that could increase Symetra’s business costs and required capital levels;

•	the ability of subsidiaries to pay dividends to Symetra;

•	the effects of implementation of the Patient Protection and Affordable Care Act; and

•	the risks that are described from time to time in Symetra’s filings with the U.S. Securities and Exchange Commission, including those in Symetra’s 2009 Annual Report on Form 10-K and quarterly reports on Form 10-Q.
Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Symetra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Symetra or its business or operations. Symetra assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

Symetra Financial Corporation
Consolidated Income Statement Data
(in millions, except per share data)
(unaudited)

	Three Months Ended
	March 31
	2010	2009
Revenues:
Premiums	$119.0	$119.5
Net investment income	286.9	262.7
Policy fees, contract charges and other	40.5	39.6
Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	(17.9)	(51.6)
Less: portion of losses recognized in other comprehensive income	8.2	23.8

Net impairment losses recognized in earnings	(9.7)	(27.8)
Other net realized investment gains (losses)	16.5	(15.2)

Total net realized investment gains (losses)	6.8	(43.0)

Total revenues	453.2	378.8

Benefits and expenses:
Policyholder benefits and claims	86.2	94.4
Interest credited	218.5	195.6
Other underwriting and operating expenses	59.6	63.0
Interest expense	8.0	7.9
Amortization of deferred policy acquisition costs	15.4	10.7

Total benefits and expenses	387.7	371.6

Income from operations before income taxes	65.5	7.2

Provision for income taxes:
Current	9.9	1.9
Deferred	9.3	0.2

Total provision for income taxes	19.2	2.1

Net income	$46.3	$5.1

Net income per common share:
Basic	$0.35	$0.05
Diluted	$0.35	$0.05

Weighted-average number of common shares outstanding:
Basic	131.018	111.622
Diluted	131.038	111.622

Non-GAAP financial measures:
Adjusted operating income	$41.9	$32.2

Reconciliation to net income:
Net income	$46.3	$5.1
Less: Net realized investment gains (losses) (net of taxes)*	4.5	(28.0)
Add: Net investment gains (losses) on FIA options (net of taxes)**	0.1	(0.9)

Adjusted operating income	$41.9	$32.2

*Net realized investment gains (losses) are reported net of taxes of $2.3 and $(15.0) for the three months ended March 31, 2010 and 2009, respectively.

**Net investment gains (losses) on FIA options are reported net of taxes of $0.0 and $(0.5) for the three months ended March 31, 2010 and 2009, respectively.

Symetra Financial Corporation
Consolidated Balance Sheet Data
(in millions, except per share data)
(unaudited)

	March 31	December 31
	2010	2009
Assets
Total investments	$21,074.3	$20,183.1
Other assets	1,435.3	1,414.3
Separate account assets	854.1	840.1

Total assets	$23,363.7	$22,437.5

Liabilities and stockholders’ equity
Policyholder liabilities	$19,862.4	$19,463.1
Notes payable	448.9	448.9
Other liabilities	226.6	252.1
Separate account liabilities	854.1	840.1

Total liabilities	21,392.0	21,004.2

Common stock and additional paid-in capital	1,449.5	1,166.6
Retained earnings	362.7	316.4
Accumulated other comprehensive income (loss), net of taxes	159.5	(49.7)

Total stockholders’ equity	1,971.7	1,433.3

Total liabilities and stockholders’ equity	$23,363.7	$22,437.5

Book value per share*	$14.39	$12.83

Non-GAAP financial measures:
Adjusted book value	$1,812.2	$1,483.0

Reconciliation to stockholders’ equity:
Total stockholders’ equity	$1,971.7	$1,433.3
Less: AOCI	159.5	(49.7)

Adjusted book value	1,812.2	1,483.0
Add: Assumed proceeds from exercise of warrants	218.1	218.1

Adjusted book value, as converted	$2,030.3	$1,701.1

Adjusted book value per share, as converted**	$14.81	$15.23

* Book value per share is calculated based on stockholders’ equity divided by outstanding common shares plus shares subject to outstanding warrants, totaling 137,061,763 and 111,705,199 as of March 31, 2010 and December 31, 2009, respectively.

** Adjusted book value per share, as converted, is calculated based on adjusted book value, as converted, divided by outstanding common shares plus shares subject to outstanding warrants, totaling 137,061,763 and 111,705,199 as of March 31, 2010 and December 31, 2009, respectively.

Symetra Financial Corporation
Reconciliation of Segment Pretax Adjusted Operating Income, Operating Revenues and Operating ROAE
(in millions)
(unaudited)

	Three Months Ended
	March 31
	2010	2009
Segment pretax adjusted operating income (loss)
Group	$15.7	$11.5
Retirement Services	17.3	9.0
Income Annuities	6.4	14.4
Individual	23.3	17.2
Other	(3.9)	(3.3)

Subtotal	58.8	48.8

Add: Net realized investment gains (losses)	6.8	(43.0)
Less: Net investment gains (losses) on FIA options	0.1	(1.4)

Income from operations before income taxes	$65.5	$7.2

Reconciliation of revenues to operating revenues:
Revenues	$453.2	$378.8
Less: Net realized investment gains (losses)	6.8	(43.0)
Add: Net investment gains (losses) on FIA options	0.1	(1.4)

Operating Revenues	$446.5	$420.4

	Twelve Months Ended
	March 31
	2010	2009
Reconciliation of ROE to operating ROAE:
ROE	14.5%	3.7%
Average stockholders’ equity*	$1,169.5	$644.5
Non-GAAP financial measures:
Operating ROAE	10.5%	9.9
Average adjusted book value**	$1,502.4	$1,342.1

*Average stockholders’ equity is derived by averaging ending stockholders’ equity for the most recent five quarters.

**Average adjusted book value is derived by averaging ending adjusted book value for the most recent five quarters.